Exhibit 99.1

RH Announces New MULTI-Year Stock Option Award for Chairman & CEO Gary Friedman

October 21, 2020 – RH announced today a new multi-year stock option award for RH Chairman and Chief Executive Officer, Gary Friedman with performance terms and conditions based upon the future stock price of RH.

The new award (the “2020 award”) contains essentially the same terms and conditions as the last multi-year award granted to Mr. Friedman in 2017 by utilizing both time-based service period requirements and performance-based metrics. The 2020 award includes RH stock price performance targets of $500, $650 and $800 per share, which represent a substantial premium above the prevailing RH common stock price at the time of the grant.

The 2020 award is the third multi-year stock option award provided to Mr. Friedman since the 2012 initial public offering, with the previous two awards covering successive four year time periods from 2013 to 2017 and from 2017 to 2021, respectively. The time period for the new award commences in May, 2021 on the anniversary date of the 2017 stock option award providing a continuation of the stock price performance measurement period for each of the four successive performance years through May, 2025.

The RH stock price has substantially exceeded the performance hurdles under the 2017 award granted to Mr. Friedman. The Board of Directors and the compensation committee concluded that the 2017 award was a successful incentive structure for the CEO using a combination of both time-based restrictions and performance-based restrictions to create strong alignment between the CEO and the Company’s shareholders. Since the original 2012 performance-based award at the time of the Company’s IPO price of $24 per share, RH stock has outperformed the vast majority of leading consumer and technology companies including Amazon, Apple, Google, LVMH, Lululemon, Home Depot, Nike, and Starbucks. The 2020 award provides for the continuation of this performance methodology at enhanced price levels that are substantially above the current RH stock price.

The 2020 award has an exercise price of $385.30 per share which was the market price for RH’s stock effective on the grant date.

The following table quantifies the stock price appreciation from the date of grant that would be required to achieve each performance target under the 2020 award:

	STOCK PRICE TARGET ($)	PREMIUM TO GRANT DATE STOCK PRICE (%)
Exercise Price	$385.30	0%
Performance Target	$500.00	29.8%
Performance Target	$650.00	68.7%
Performance Target	$800.00	107.6%

1

The 2020 award covers a total of 700,000 shares. The following chart presents graphically the number of shares that would become unrestricted in each performance measurement year after May, 2021 assuming that the various stock performance targets are achieved:

TWENTY DAY TRADING PRICE FOR RH STOCK	Performance Year 1 5/2021 - 5/2022	Performance Year 2 5/2022 - 5/2023	Performance Year 3 5/2023 - 5/2024	Performance Year 4 5/2024 - 5/2025	NUMBER OF SHARES WHERE RESTRICTIONS LAPSE

$800	58,334 shares	58,334 shares	58,334 shares	58,334 shares	175,000
$650	58,333 shares	58,333 shares	58,333 shares	58,333 shares	116,666
$500	58,333 shares	58,333 shares	58,333 shares	58,333 shares	58,333

DETAILED TERMS OF THE 2020 STOCK OPTION AWARD

The 2020 award has essentially the same terms and conditions as the 2017 award except that the stock price performance levels, the exercise price and the number of shares covered by the new award have been adjusted to take into account current market conditions including the RH common stock price and the number of RH shares outstanding.

As was the case for the 2017 award, the new award may be exercised at any time but the selling restrictions on the underlying shares only lapse upon the achievement of both the stock price performance-based targets and certain time-based service period requirements, as further described below.

2

The key terms of the new stock option award are:

●	Time-Based Restrictions. The time-based restrictions are measured over a four year service period which will begin in May, 2021 on the anniversary of the grant of the 2017 equity award. The time-based restrictions will lapse on each of the anniversary dates from May, 2022 through May, 2025 provided (i) Mr. Friedman remains employed at the end of such service year by RH with the authority, duties, or responsibilities of a chief executive officer at such date, and (ii) the stock price goals have been achieved in such service year as described further below.
●	Performance-Based Restrictions. The stock price targets are measured annually over a “performance year” and may lapse as to only one-quarter of the award in each of the first four performance years, with the first performance year being measured from May, 2021 through May, 2022. The stock price performance targets for the 2020 award are set at $500 per share, $650 per share and $800 per share.
o	To achieve any given price target, RH’s weighted average stock price, measured over a period of the last ten trading days on a volume weighted average price, must remain at or above the performance hurdles stated above for twenty consecutive trading days (i.e., a trailing ten day average minimum price that must be sustained for twenty consecutive trading days (the “twenty day average trading price”)). These features have the effect of requiring that the stock remain above the target price for a sustained period of time.
o	Stock price performance is measured annually over a “performance year,” and the selling restrictions may lapse for up to one-quarter of the award in any given performance year. The first four performance years for the 2020 award run from May, 2021 through May, 2022 and then in each successive May to May time period through May, 2025. These performance years have been set to commence after the expiration of the fourth performance year for the 2017 award which occurs in May, 2021.
o	With respect to any given performance year, if the “twenty day average trading price” as described above for RH common stock exceeds $500 per share, $650 per share, or $800 per share during such performance year, then the selling restrictions will lapse as to 58,333 shares, 58,333 shares, and 58,334 shares, respectively, on the last day of such performance year, if Mr. Friedman remains employed by RH with the authority, duties, or responsibilities of a chief executive officer at such date.

Any share selling restrictions that have not lapsed in any performance year during the first four performance years can lapse if the stock price performance targets are achieved in a successive performance year through the end of the eighth performance year which ends in May, 2029, provided Mr. Friedman continues to satisfy the service requirement through the date the performance target is achieved. The selling restrictions with respect to any performance year can only lapse if the performance hurdles are satisfied in that year or a later year, not in a previous year.

Any share selling restrictions that have not lapsed by the end of the eighth performance year will thereafter only lapse on the twentieth anniversary of May, 2021. As a result, if the stock price targets are not achieved by the end of the eighth performance year, the underlying shares issuable upon any exercise of the option could not be sold until the twentieth anniversary of May, 2021, with RH having certain rights to repurchase such shares at a point in time after exercise using an unsecured promissory note until such twentieth anniversary.

It is estimated the 2020 award will result in aggregate non-cash stock compensation expense in the range of $171 million to $176 million, of which approximately $108 million to $112 million will be recognized as a one-time charge in RH’s third quarter. The remaining expense will be amortized on an accelerated basis over the period from the date of grant through May, 2025, such that approximately two-thirds will be recognized in the first two years following the date of the grant.

3

ABOUT RH

RH (NYSE: RH) is a curator of design, taste and style in the luxury lifestyle market. The Company offers its collections through its retail galleries across North America, the Company’s multiple Source Books, and online at RH.com, RHModern.com, RHBabyandChild.com, RHTeen.com and Waterworks.com.

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements within the meaning of the federal securities laws, including statements relating to the Company’s estimate and expectations of the amount and timing of the non-cash stock compensation charge for the stock option granted to Mr. Friedman, statements relating to the time-based and performance-based restrictions contained in the stock option agreement for the 2020 award including any implications concerning the future stock price of RH common stock to exceed the stock price metrics of $500 per share, $650 per share and $800 per share contained in the 2020 award or to exceed the stock price performance of other companies, statements related to the alignment of the incentives of the CEO with RH’s shareholders as a result of the terms and conditions of the 2020 award, statements related to the operation of the selling restrictions contained in the 2020 award, statements related to the intentions of the Board of Directors and compensation committee in structuring the 2020 award and any other similar statements or implications set forth in this release. The actual amount of the non-cash compensation charge could differ materially from the estimate set forth in this release and there can be no assurance that the Company will achieve the price performance objectives or that if such prices are achieved that they will be sustained in future periods. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. We cannot assure you that future developments affecting us will be those that we have anticipated. Important risks and uncertainties that could cause actual results to differ materially from our expectations include, among others, risks related to the global outbreak of the COVID-19 virus and its impact on our business; risks related to civil unrest; risks related to general economic conditions and the housing market as well as the impact of economic conditions on consumer confidence and spending; changes in customer demand for our products; our ability to anticipate consumer preferences and buying trends; consumer spending based on weather and other conditions beyond our control; risks related to the number of new business initiatives we are undertaking; our ability to obtain our products in a timely fashion or in the quantities required; risks related to our sourcing and supply chain including our dependence on imported products produced by foreign manufacturers and risks related to importation of such products, as well as those risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in RH’s most recent Form 10-K and Forms 10-Q filed with the Securities and Exchange Commission, and similar disclosures in subsequent reports filed with the SEC, which are available on our investor relations website at ir.rh.com and on the SEC website at www.sec.gov. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

4